CONSENT

We consent to the use in this Registration Statement on Form S-1 of Global Brands Acquisition Corp. (“Issuer”) of references to the valuation our Firm prepared relating to the sponsors’ warrants to be issued to JLJ Partners, LLC in a private placement to occur simultaneously with the consummation of the Issuer’s initial public offering.  We also consent to the reference of our Firm in the Registration Statement.

/s/ EarlyBirdCapital, Inc.

EarlyBirdCapital, Inc.

New York, New York

October 30, 2007